Exhibit 3.31

FILED # C22276-00

AUG 17 2000
ARTICLES OF INCORPORATION
IN THE OFFICE OF	OF
[ILLEGIBLE]	COMPUDIGM SERVICES, INC.
[ILLEGIBLE]

The undersigned adopts the following Articles of Incorporation under the provisions of Chapter 78 of the Nevada Revised Statutes.

ARTICLE I

Name

The name of the Corporation is Compudigm Services, Inc.

ARTICLE II

Registered Office and Resident Agent

The address of the Corporation’s registered office is 3773 Howard Hughes Parkway, Suite 290N, Las Vegas, Nevada 89109. The name of the resident agent at this address is David G. Johnson.

ARTICLE III

Capital

A.    Number and Par Value of Shares. The Corporation is authorized to issue Twenty-Five Thousand (25,000) shares of capital stock with a par value of One Dollar ($1.00) per share. All of the shares of stock shall be of the same class, without preference or distinction.

B.    Assessment of Shares. The capital stock of the Corporation, after the amount of the consideration for the issuance of shares, as determined by the board of directors, has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.

C.    Cumulative Voting. Cumulative voting by any shareholder is denied.

ARTICLE IV

Governing Board

A.    Directors. The governing board of the Corporation shall be known as the Board of Directors, and its members shall be known as directors, and the number of directors of the Corporation shall be not less than one (1) nor more than five (5). The exact number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). The name and post office box or street address, either residence or business, of each member of the initial Board of Directors is as follows:

NAME	ADDRESS

James Dudson	3753 Howard Hughes Pkwy.
Suite 200
Las Vegas, Nevada 89109

The initial Board of Directors will serve as Directors until the first annual meeting of the shareholders, or until their successors are elected and qualified.

B.    Increase or Decrease of Directors. The minimum and maximum number of Directors of the Corporation may be increased or decreased from time to time as provided in the bylaws of the Corporation.

ARTICLE V

Directors’ and Officers’ Liability

No Director or, to the extent specified from time to time by the Board of Directors, officer of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of NRS 78.300. No amendment or repeal of this Article V applies to or has any effect on the liability or alleged liability of any Director or officer of this Corporation for or with respect to any acts or omissions of the Director or officer occurring prior to the amendment or repeal, except as otherwise required by law. In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers, then this Article V shall also be so amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law.

ARTICLE VI

Incorporator

The name and post office address of the incorporator signing these Articles of Incorporation is as follows:

NAME	ADDRESS

David G. Johnson	3773 Howard Hughes Pkwy.
Suite 290N
Las Vegas, Nevada 89109

DATED this 16th day of August, 2000.

/s/ David G. Johnson
Incorporator

STATE OF NEVADA	)
)
COUNTY OF CLARK	)

This instrument was acknowledged before me on August, 16, 2000, by David G. Johnson as Incorporator of Compudigm Services, Inc.

Notary Public - State of Nevada
County of Clark
	SARA HENDERSON	/s/ Sara Henderson
	My Appointment Expires	Notary
No: 88-50878-1	September 16, 2002

FILED # C22276-02

AUG 17 2000

[ILLEGIBLE]	CERTIFICATE OF ACCEPTANCE
[ILLEGIBLE]	OF APPOINTMENT BY RESIDENT AGENT
[ILLEGIBLE]

IN THE MATTER OF Compudigm Services, Inc.

I, David G. Johnson, of James, Driggs, Walch, Santoro, Kearney, Johnson & Thompson, Ltd., hereby certify that on the 16th day of August, 2000, I accepted the appointed as Resident Agent for of the above-entitled corporation.

FURTHERMORE, that the office of the Resident Agent in this state is located at 3773 Howard Hughes Parkway, Suite 290N, City of Las Vegas, County of Clark, State of Nevada, 89109.

IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of August, 2000.

/s/ David G. Johnson
Agent for Service of Process